EXHIBIT 21

                          NIELSEN MEDIA RESEARCH, INC.
                               ACTIVE SUBSIDIARIES
                             AS OF JANUARY 31, 1999

                                         STATE OR OTHER
NAME                              JURISDICTION OF INCORPORATION   % OWNERSHIP
----                              -----------------------------   -----------

CZT/ACN Trademarks, L.L.C. .............  Delaware                    50%

Nielsen Media Research Ltd. ............  Nova Scotia                100%

NMR Investing I, Inc. ..................  Delaware                   100%

NMR Licensing Associates, L.P. .........  Delaware                 78.53%

--Athenian Leasing Corporation .........  Delaware                   100%